                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*



                           Cycomm International, Inc.
                     --------------------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
                ------------------------------------------------
                         (Title of Class of Securities)


                                    232558208
                               -------------------
                                 (CUSIP Number)



                                January 28, 2002
              -----------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[_]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 11

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--------------------------                           -------------------------

   CUSIP NO. 232558208                 13G               Page 2 of 11 Pages
--------------------------                           -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name RAB Europe Fund Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
 2.
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                 0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
     OWNED BY             3,200,000 shares of Common Stock.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                  0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES                                                       [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Approximately 6.1% as of the date of filing this statement. (Based on 52,038,157 shares of Common Stock issued and outstanding as of November 1, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12                            CO
------------------------------------------------------------------------------

--------------------------                           -------------------------

   CUSIP NO. 232558208                 13G               Page 3 of 11 Pages
--------------------------                           -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
 1.   Name RAB Europe Partners LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
 2.
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.      Delaware
         U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                   0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
     OWNED BY             3,200,000 shares of Common Stock.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                    0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.   See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.
      CERTAIN SHARES                                                       [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. Approximately 6.1% as of the date of filing this statement. (Based on 52,038,157 shares of Common Stock issued and outstanding as of November 1, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.                            PN
------------------------------------------------------------------------------

-----------------------------                   ------------------------------

  CUSIP No.  232558208               13G                Page 4 of 11 Pages
-----------------------------                   ------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAB Partners Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             3,200,000 shares of Common Stock.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 6.1% as of the date of filing this statement. (Based on 52,038,157 shares of Common Stock issued and outstanding as of November 1, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------

-----------------------------                   ------------------------------

  CUSIP No.  232558208                13G               Page 5 of 11 Pages
-----------------------------                   ------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAB Capital Limited
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      United Kingdom
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             3,200,000 shares of Common Stock.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 6.1% as of the date of filing this statement. (Based on 52,038,157 shares of Common Stock issued and outstanding as of November 1, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------

-----------------------------                   ------------------------------

  CUSIP No.  232558208                13G               Page 6 of 11 Pages
-----------------------------                   ------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name William Philip Richards
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      United Kingdom
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             3,200,000 shares of Common Stock.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 6.1% as of the date of filing this statement. (Based on 52,038,157 shares of Common Stock issued and outstanding as of November 1, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

-----------------------------                   ------------------------------

  CUSIP No.  232558208                13G               Page 7 of 11 Pages
-----------------------------                   ------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name Michael Alen-Buckley
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      United Kingdom
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             3,200,000 shares of Common Stock.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See Row 6 above.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      See Row 6 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      Approximately 6.1% as of the date of filing this statement. (Based on 52,038,157 shares of Common Stock issued and outstanding as of November 1, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

---------------------------                          ---------------------------

 CUSIP No. 232558208                 13G                  Page 8 of 11 Pages
---------------------------                          ---------------------------


Item  1(a)        Name of Issuer: Cycomm International, Inc.

Item  1(b)        Address of Issuer's Principal Executive Offices:

                  1420 Springhill Road, Suite 420
                  McLean, Virginia 22102

Item  2(a)        Name of Person Filing
Item  2(b)        Address of Principal Business Office
Item  2(c)        Citizenship

                  RAB Europe Fund Limited
                  P.O. Box 265 GT
                  Walker House
                  Mary Street
                  George Town, Grand Cayman
                  Cayman Islands company

                  RAB Europe Partners LP
                  c/o RAB Capital Limited
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  Delaware limited partnership

                  RAB Partners Limited
                  P.O. Box 265 GT
                  Walker House
                  Mary Street
                  George Town, Grand Cayman
                  Cayman Islands company

                  RAB Capital Limited
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom company

                  William Philip Richards
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom citizen

                  Michael Alen-Buckley
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom citizen

Item  2(d)        Title of Class of Securities:

                  Common Stock, No Par Value

Item  2(e)        CUSIP Number: 232558208

---------------------------                          ---------------------------

 CUSIP No. 232558208                 13G                  Page 9 of 11 Pages
---------------------------                          ---------------------------


Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

          (a)    [__]    Broker or dealer registered under Section 15 of the
                         Exchange Act;

          (b)    [__]    Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c)    [__]    Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

          (d)    [__]    Investment company registered under Section 8 of the
                         Investment Company Act;

          (e)    [__]    An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

          (f)    [__]    An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

          (g)    [__]    A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G);

          (h)    [__]    A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

          (i)    [__]    A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)    [__]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4    Ownership:

          RAB Europe Fund Limited
          RAB Europe Partners LP
          RAB Partners Limited
          RAB Capital Limited
          William Philip Richards
          Michael Alen-Buckley

     (a)  Amount beneficially owned:

          3,200,000 shares of Common Stock.

     (b)  Percent of Class:

          Approximately 6.1% as of the date of filing this statement. (Based on 52,038,157 shares of Common Stock issued and outstanding as of November 1, 2001.)

---------------------------                          ---------------------------

 CUSIP No. 232558208                 13G                  Page 10 of 11 Pages
---------------------------                          ---------------------------


     (c)   Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote: 0

           (ii) shared power to vote or to direct the vote: See item (a) above.

           (iii)   sole power to dispose or to direct the disposition of: 0

           (iv)    shared power to dispose or to direct the disposition of:
                   See item (a) above.

Item 5     Ownership of Five Percent or Less of a Class:
                             Not Applicable.

Item 6     Ownership of More than Five Percent on Behalf of Another Person:
                             Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
           Company:
                             Not Applicable.

Item 8     Identification and Classification of Members of the Group:
                             Not Applicable.

Item 9     Notice of Dissolution of Group:
                             Not Applicable.

Item 10    Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------------                          ---------------------------

 CUSIP No. 232558208                 13G                  Page 11 of 11 Pages
---------------------------                          ---------------------------

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated this 14/th/ day of February, 2002


RAB EUROPE FUND LIMITED                    RAB EUROPE PARTNERS LP

By: RAB Capital Limited,                   By: RAB Partners Limited,
    its Investment Manager                     its General Partner

    By: /s/ William Philip Richards             By: /s/ William Philip Richards
        ---------------------------                 ---------------------------
        William Philip Richards,                    William Philip Richards,
        Managing Director                           Director


RAB PARTNERS LIMITED                       RAB CAPITAL LIMITED

By: /s/ William Philip Richards            By: /s/ William Philip Richards
    ---------------------------                ---------------------------
    William Philip Richards,                   William Philip Richards,
    Director                                   Managing Director


WILLIAM PHILIP RICHARDS                    MICHAEL ALEN-BUCKLEY


/s/ William Philip Richards                /s/ Michael Alen-Buckley
---------------------------                ------------------------